Pricing Supplement No. 1602J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated September 25, 2012; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$ 412,000 Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due September 30, 2014
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due September 30, 2014 (the “BUyS”) are designed for investors who seek a return at maturity of 200.00% of the appreciation, if any, of a basket of equally weighted equity indices, up to a Basket Return Cap (as defined below) of 9.50%. The BUyS do not pay coupon and dividend payments and investors should be willing to lose up to 90.00% of their initial investment if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level.  Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about September 30, 2014.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS priced on September 25, 2012 (the “Trade Date”) and are expected to settle on September 28, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The BUyS are linked to a basket consisting of the S&P 500® Index and the Russell 2000® Index (each, a “Basket Index” and collectively, the “Basket Indices”).
	Basket Index	Ticker Symbol	Index Weighting	Initial Index Level
	S&P 500® Index (the “S&P Index”)	SPX	1/2	1,441.59
	Russell 2000® Index (the “Russell Index”)	RTY	1/2	839.12

Payment at Maturity:
•      If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS equal to the Face Amount plus the product of the Face Amount and the Basket Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) the Basket Return x Participation Rate and (ii) the Maximum Return]

•      If the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Level of 10.00%, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of BUyS.

•      If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 10.00%, you will lose 1.00% of the Face Amount of your BUyS for every 1.00% that the Final Basket Level is less than the Initial Basket Level in excess of 10.00%, and you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 × (Basket Return + Buffer Level)]

You may lose up to $900 per $1,000 Face Amount of BUyS at maturity if the Basket Return is negative and the Final Basket Level is less than the Initial Basket Level by an amount greater than 10.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Basket Return:	The Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level The Basket Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$412,000.00	$10,300.00	$401,700.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$412,000.00	$47.22

Deutsche Bank Securities

(Key terms continued from previous page)
Initial Basket Level:	100
Final Basket Level:
The Final Basket Level will be calculated on the Final Valuation Date, as follows:
100 x [1 + (S&P Index return x 1/2) + (Russell Index return x 1/2)]
where the return for each Basket Index is the percentage change from the applicable Initial Index Level to the applicable index closing level on the Final Valuation Date.

Buffer Level:	10.00%
Participation Rate:	200.00% upside participation
Basket Return Cap:	9.50%
Maximum Return:	19.00% (equal to the Participation Rate multiplied by the Basket Return Cap)
Trade Date:	September 25, 2012
Final Valuation Date†:	September 25, 2014
Maturity Date†:	September 30, 2014
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A1 LK 5
ISIN:	US2515A1LK51

† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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All references to “Basket Index” and “Basket Indices” in this pricing supplement shall be deemed to refer to “Basket Component” and “Basket Components”, respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performances for the Basket?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performances for the Basket from -100.00% to +100.00% and reflects the Participation Rate of 200.00%, the Buffer Level of 10.00%, the Basket Return Cap of 9.50% and the Maximum Return of 19.00%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	$1,190.00	19.50%
175.00	75.00%	$1,190.00	19.50%
150.00	50.00%	$1,190.00	19.50%
125.00	25.00%	$1,190.00	19.50%
109.50	9.50%	$1,190.00	19.50%
105.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases 5.00% from the Initial Basket Level of 100 to the Final Basket Level of 105.00. Because the Final Basket Level is greater than the Initial Basket Level, and the Basket Return of 5.00% multiplied by the Participation Rate of 200.00% does not exceed the Maximum Return of 19.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 5.00% x 200.00%) = $1,100.00

Example 2: The level of the Basket increases 75.00% from the Initial Basket Level of 100 to the Final Basket Level of 175.00. Because the Final Basket Level is greater than the Initial Basket Level, and the Basket Return of 75.00% multiplied by the Participation Rate of 200.00% exceeds the Maximum Return of 19.00%, the investor receives a Payment at Maturity of $1,190.00 per $1,000.00 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 19.00%) = $1,190.00

Example 3: The level of the Basket declines 2.00% from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Although the Final Basket Level is less than the Initial Basket Level, because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000.00 Face Amount of BUyS.

Example 4: The level of the Basket declines 30.00% from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $800.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-30.00% + 10.00%)] = $800.00

Example 5: The level of the Basket declines 100.00% from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $100.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 10.00%)] = $100.00

What Is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical Payment at Maturity per $1,000 Face Amount of BUyS for three hypothetical scenarios and reflect Initial Index Levels of 1,441.59 for the S&P Index and 839.12 for the Russell Index. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on the other Basket Index may more than offset the positive return, and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,441.59	839.12
Final Index Level	2,739.02	1,342.59
Basket Index Return	90.00%	60.00%
Index Weighting	1/2	1/2
Contribution to Basket	45.00%	30.00%
Final Basket Level	175.00
Basket Return	75.00%
Return on BUyS (%)	19.00%
Payment at Maturity	$1,190.00
Scenario 2
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,441.59	839.12
Final Index Level	1,657.83	209.78
Basket Index Return	15.00%	-75.00%
Index Weighting	1/2	1/2
Contribution to Basket	7.50%	-37.50%
Final Basket Level	70.00
Basket Return	-30.00%
Return on BUyS (%)	-20.00%
Payment at Maturity	$800.00
Scenario 3
Basket Index	S&P 500® Index	Russell 2000® Index
Initial Index Level	1,441.59	839.12
Final Index Level	1,369.51	755.21
Basket Index Return	-5.00%	-10.00%
Index Weighting	1/2	1/2
Contribution to Basket	-2.50%	-5.00%
Final Basket Level	92.50
Basket Return	-7.50%
Return on BUyS (%)	0.00%
Payment at Maturity	$1,000.00

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 90.00% and 60.00% for the S&P Index and the Russell Index, respectively. The Final Basket Level is calculated as follows:

Final Basket Level		=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting)]

		=	100 x [1 + (90.00% x 1/2) + (60.00% x 1/2)]

		=	175.00

Because the Final Basket Level of 175.00 is greater than the Initial Basket Level of 100 and the Basket Return multiplied by the Participation Rate exceeds the Maximum Return of 19.00%, the investor receives a Payment at Maturity of $1,190.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x the lesser of (i) the Basket Return x Participation Rate and (ii) the Maximum Return]

=	$1,000 + ($1,000 x 19.00%)

=	$1,190.00

Scenario 2: Scenario 2 assumes hypothetical returns of 15.00% and -75.00% for the S&P Index and the Russell Index, respectively. The Final Basket Level is calculated as follows:

Final Basket Level		=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting)]

		=	100 x [1 + (15.00% x 1/2) + (-75.00% x 1/2)]

		=	70.00

Because the Final Basket Level of 70.00 is less than the Initial Basket Level of 100 by an amount greater than the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $800.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-30.00% + 10.00%))

	=	$800.00

In this example, even though the S&P Index return is positive, the negative return on the Russell Index more than offsets the positive return on the S&P Index, producing a Basket Return less than -10.00%. As a result, the return on the BUyS is negative.

Scenario 3: Scenario 3 assumes hypothetical returns of -5.00% and -10.00% for the S&P Index and the Russell Index, respectively. The Final Basket Level is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting)]

	=	100 x [1 + (-5.00% x 1/2) + (-10.00% x 1/2)]

	=	92.50

Because the Final Basket Level of 92.50 is less than the Initial Basket Level of 100 by not more than the Buffer Level of 10.00%, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of BUyS.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 9.50%, and therefore the Maximum Return will be 19.00%. Thus, the maximum payment you can receive is $1,190.00 for each $1,000 Face Amount of BUyS. Because the BUyS are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the level of the Basket, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 10.00%, for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the Face Amount of your BUyS. For example, a Basket Return of -25.00% will result in a 15.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES — The return on the BUyS, which may be positive, zero or negative, is linked to a basket consisting of the S&P 500® Index and the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On July 2, 2012, the McGraw-Hill Companies and CME Group announced the launch of S&P Dow Jones Indices, a joint venture that combines S&P Indices and Dow Jones Indices. Under the terms of the joint venture, the S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC, a subsidiary of the McGraw-Hill Companies. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your BUyS, and (ii) your gain or loss on the BUyS should be  capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS — The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Level. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP — As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 9.50%. Consequently, the BUyS are subject to the Maximum Return of 19.00% and your Payment at Maturity will be limited to the maximum payment of $1,190.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the level of one Basket Index increases, the level of the other Basket Index may not increase as much or may decline. Therefore, in calculating the Basket Return, increase in the level of one Basket Index may be moderated, offset or more than offset by lesser increase or decline in the level of the other Basket Index.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations, you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

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PAST PERFORMANCE OF THE BASKET INDICES OR COMPONENT STOCKS OF THE BASKET INDICES IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Indices or component stocks of the Basket Indices over the term of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Indices or component stocks of the Basket Indices, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Indices or component stocks of the Basket Indices.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agent’s commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the

BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the levels of the Basket Indices will affect the value of the BUyS more than any other single factor, the value of the BUyS will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time remaining to maturity of the BUyS;

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the market price and the dividend rate on the component stocks of the Basket Indices (while not paid to holders of the BUyS, dividend payments on the component stocks of the Basket Indices may influence the market price of the component stocks of the Basket Indices and the market value of options on the component stocks of the Basket Indices and, therefore, affect the value of the BUyS);

•	interest rates and yields in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the BUyS.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Index to which the BUyS are linked.

•
OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected.

In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked as described herein to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, the Basket Return Cap and the Buffer Level;

•	You are willing to lose up to 90.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with this exposure to the Basket;

•	You seek an investment with an uncapped upside return;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The first two graphs below show the historical performance of each of the Basket Indices from September 25, 2007 through September 25, 2012. The closing level of the S&P 500® Index on September 25, 2012 was 1,441.59. The closing level of the Russell 2000® Index on September 25, 2012 was 839.12. The third graph below shows the retrospective performance of the Basket from September 25, 2007 through September 25, 2012, calculated by setting the level of the Basket on September 25, 2012 equal to 100.

We obtained the various Basket Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Index should not be taken as an indication of future performance of the relevant Basket Index, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of more than 10% of your initial investment.

Historical Performance of the S&P 500® Index

Closing Level
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Sep-07
Sep-08
Sep-09
Sep-10
Sep-11
Sep-12

Source: Bloomberg

Historical Performance of the Russell 2000® Index

Closing Level
1000
900
800
700
600
500
400
300
200
100
0
Sep-07
Sep-08
Sep-09
Sep-10
Sep-11
Sep-12

Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the BUyS of 2.50% or $25.00 per $1,000 Face Amount of BUyS. DBSI may pay referral fees of up to 0.50% or $5.00 per $1,000 Face Amount of BUyS to certain other broker dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of BUyS

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the BUyS offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such BUyS will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December

30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the BUyS and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.